Exhibit 4.5

NOTE MODIFICATION AGREEMENT

THIS NOTE MODIFICATION AGREEMENT (this “Agreement”) is made and entered into on March 11, 2010, to be effective as of the 28th day of February, 2010, by and among FNDS3000 CORP., a Delaware corporation (the “Issuer”), and SHERINGTON HOLDINGS, LLC, a Georgia limited liability company (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Purchaser entered into that certain Amended and Restated Note Purchase Agreement dated as of December 1, 2008 (as amended or otherwise modified from time to time, the “Purchase Agreement”), and in connection therewith, the Issuer executed and delivered in favor of the Purchaser that certain Amended and Restated Secured Convertible Promissory Note, dated December 1, 2008 (the “Original Promissory Note”), which Original Promissory Note evidenced the obligation of the Issuer to repay loans to the Purchaser in the aggregate principal amount of $1,000,000 (the “Loans”); and

WHEREAS, the Issuer and the Purchaser entered into that certain First Amendment to Amended and Restated Note Purchase Agreement dated as of July 1, 2009 (the “First Amendment”), and in connection therewith, the Issuer executed and delivered in favor the Purchaser that certain Second Amended and Restated Secured Convertible Promissory Note, dated July 1, 2009 (as amended or otherwise modified from time to time, the “Promissory Note”), which re-evidenced the Loans; and

WHEREAS, the Promissory Note shall mature, and all amounts owing thereunder, including without limitation all principal and interest, shall become automatically and immediately due and payable on February 28, 2010; and

WHEREAS, the Issuer has requested that Purchaser modify the Promissory Note to extend the maturity date thereof to March 31, 2010; and

WHEREAS, the Purchaser is willing to grant such request, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Promissory Note.

2. Acknowledgements by Issuer. Issuer hereby acknowledges and agrees that (i) as of the close of business on the date hereof, the outstanding balance of the Loan is equal to a principal amount of $1,000,000 plus accrued and unpaid interest owing in respect of the Loan, and (ii) all Obligations of Issuer to the Purchaser are secured by validly perfected first priority security interest in all of the assets of the Issuer.

3. Amendment to Promissory Note. Effective upon satisfaction of the conditions set forth in paragraph 4 below, and in reliance upon the representations, warranties, agreements and covenants of the Issuer set forth herein, the second sentence of the first full paragraph of the Promissory Note (after the legend at the top of the first page thereof) is hereby amended and restated in its entirety to read as follows:

All unpaid principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, shall be due and payable on the earlier of: (i) the close of business on March 31, 2010, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts become due and payable to Purchaser in accordance with the terms hereof (the earliest of such dates being hereinafter referred to as the “Maturity Date”).

4. Effectiveness. The modification provided in paragraph 3 shall be effective as of February 28, 2010 upon the execution and delivery of this Agreement by the parties hereto.

5. Reaffirmation of Transaction Documents. The Issuer hereby represents and warrants that the facts set forth in the recitals to this Agreement are true and correct, and hereby restates, ratifies, and reaffirms each and every term, condition, representation and warranty heretofore made by it under or in connection with the execution and delivery of the Purchase Agreement, the Promissory Note and each other security agreement and other agreements, document and instrument executed and delivered by the Issuer from time to time in connection therewith, as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Agreement, and the Issuer hereby further acknowledges and agrees that the Transaction Documents and the related security agreement and other agreements, documents and instruments, and all terms, conditions, covenants, agreements and other provisions thereof remain in full force and effect as originally written, without waiver or modification and are hereby ratified and confirmed, and shall continue to constitute the legal, valid and binding and enforceable obligation of the Issuer to the Purchaser.

6. No Event of Default; No Offset, Counterclaim. To induce the Purchaser to enter into this Agreement, the Issuer hereby (a) represents and warrants that, as of the date hereof and after giving effect to the terms hereof, there exists no Event of Default under the Promissory Note; (b) acknowledges and agrees that no right of offset, defense, counterclaim, claim, causes of action or objection in favor of the Issuer against the Purchaser exists arising out of or with respect to any of the Transaction Documents, the related guaranties, agreements, documents and instruments, the obligations of the Issuer thereunder, or with respect to the administration or funding of the Loan, or under any other facts or circumstances whatsoever; and (c) releases, acquits, remises and forever discharges the Purchaser and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity, whether now accrued or hereafter maturing, and whether known or unknown, which the

Issuer now or hereafter may have by reason of any manner, cause or things to and including the date of this Agreement with respect to matters arising out of or with respect to the Transaction Documents, the related guaranties, agreements, documents and instruments, the obligations of the Issuer thereunder, or any other arrangement or relationship between the Purchaser and the Issuer.

7. Miscellaneous. The Issuer agrees to take such further action as the Purchaser shall request in connection herewith to evidence the agreements herein contained. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, other than its laws respecting choice of law. Each of the Transaction Documents and the related guaranties, agreements, documents and instruments shall be and remain in full force and effect, and shall constitute the legal, valid, binding and enforceable obligations of the Issuer to the Purchaser.

8. No Amendment or Waiver. The Issuer acknowledges that (a) the Purchaser has not agreed to (and has no obligation whatsoever to discuss, negotiate or agree to) any further restructuring, modification, amendment, waiver or forbearance with respect to the Transaction Documents or the obligations of the Issuer thereunder or relating thereto, (b) no understanding with respect to any restructuring, modification, amendment, waiver or forbearance with respect to the Transaction Documents or the obligations of the Issuer thereunder or relating thereto shall constitute a legally binding agreement or contract, or have any force or effect whatsoever, unless and until reduced to writing and signed by authorized representatives of each party hereto, and (c) the execution and delivery of this Agreement has not established any course of dealing between the parties hereto or created any obligation or agreement of the Purchaser with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Transaction Documents or the obligations of the Issuer thereunder or relating thereto.

IN WITNESS WHEREOF, Issuer and Purchaser have caused their duly authorized officers to set their hands and seals as of the day and year first above written.

“ISSUER”

FNDS3000 CORP.

By:	/s/ John Watson
Name: John Watson
Title: Executive Vice President

Attest:	/s/ Joseph F. McGuire
Name: Joseph F. McGuire
Title: Chief Financial Officer

[CORPORATE SEAL]

“PURCHASER”

SHERINGTON HOLDINGS, LLC.

By:	/s/ Raymond Goldsmith
Name: Raymond Goldsmith
Title: Chairman and CEO